EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Asure Software, Inc. on Form S-3 (File Nos. 333-224068 and 333-224088), and on Form S-8 (File Nos. 333-175186, 333-212312, 333-215097, 333-230967, 333-232754 and 333-249986) of our report dated March 11, 2021, with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Asure Software, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, California
March 11, 2021